Exhibit 99.1

Icosavax Provides Corporate Update and Anticipated

Milestones for 2022

SEATTLE, January 7, 2022 – Icosavax, Inc. (Nasdaq: ICVX), a biopharmaceutical company leveraging its innovative virus-like particle (VLP) platform technology to develop vaccines against infectious diseases, today provided a corporate update and shared anticipated milestones for 2022.

Pipeline Updates:

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Exercised option for patent license for influenza vaccine from the University of Washington (UW) and U.S. Department of Human and Health Services (HHS). Icosavax has exercised its option for a non-exclusive patent license granted by UW and HHS for use of its computationally designed, two component VLP platform in the influenza field, as the company executes on its strategy to develop combination VLP vaccines targeting the viral causes of pneumonia in older adults. A precursor vaccine candidate on the two-component VLP platform is currently being investigated in a Phase 1 study being run by the NIH, having previously been tested preclinically, including in non-human primates. Icosavax looks forward to providing future updates on its influenza program and development strategy.

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Evaluating IVX-411, a SARS-CoV-2 VLP vaccine candidate, against the Omicron variant. As part of its ongoing response to emerging variants, the company plans to evaluate preclinical and clinical sera to determine whether antibodies from animals and subjects immunized with IVX-411 neutralize the SARS-CoV-2 Omicron variant. In addition, Icosavax has initiated preclinical development of a potential Omicron VLP vaccine candidate, for evaluation as a possible back-up COVID-19 vaccine candidate.

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Completed dosing of younger adults in the Phase 1 portion of the Phase 1/1b clinical trial for IVX-121. Icosavax has completed dosing in the Phase 1 (younger adults) portion of its ongoing Phase 1/1b clinical trial of IVX-121, a VLP vaccine candidate displaying the prefusion stabilized respiratory syncytial virus (RSV) F antigen, and the Phase 1b (older adults) portion of this trial has been initiated. Additionally, the company has completed its pre-IND meeting for the IVX-A12 combination bivalent RSV and human Metapneumovirus (hMPV) VLP vaccine candidate and is on track to begin its Phase 1 trial for IVX-A12 in 2H 2022.

Corporate Updates:

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Appointed Robin Robinson, Ph.D., to Scientific Advisory Board (SAB). Icosavax has expanded its SAB with the appointment of Dr. Robinson, who previously served for eight years as the first Director for the Biomedical Advanced Research and Development Authority (BARDA) and, prior to public service, was Head of Vaccines at Novavax, Inc. As the company advances its VLP vaccine candidates, Dr. Robinson brings significant experience interacting with government agencies during pandemic response.

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Recently appointed John Shiver, Ph.D., to Board of Directors. As announced on January 5, 2022, Icosavax has appointed John Shiver, Ph.D., to its Board. Dr. Shiver has more than 30 years of experience in vaccine and pharmaceutical research and development, including at two of the most prominent vaccine companies in the world, Sanofi Pasteur and Merck & Co., Inc. He has guided scientific teams to create novel vaccine and monoclonal antibody candidates to prevent or treat more than 40 infectious and non-infectious diseases, including RSV, influenza, pneumococcus, CMV, HIV, HPV, cancer, and asthma, and contributed to the licensure of 14 products.

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Expanded Seattle headquarters. The company recently signed a lease on a new facility of approximately 25,000 square feet, which provides substantially greater research and development capabilities to support the expansion of Icosavax’s computationally designed VLP technology including antigen design capabilities and potential additional indications.

“As we enter 2022, Icosavax has several near-term, anticipated clinical milestones, including top-line data readouts from our IVX-411 program in SARS-CoV-2 as well as our IVX-121 program in RSV. We are also pleased to have exercised our option for influenza, which is another step in our strategy to develop combination and pan-respiratory vaccines using our VLP technology,” said Adam Simpson, Chief Executive Officer of Icosavax. “I am thrilled with the company’s accomplishments and execution in 2021 and look forward to providing further updates over the course of the coming year.”

Near-Term Milestone Expectations

•	IVX-411 (COVID-19) Phase 1/2 interim, top-line data in 1Q 2022

•	IVX-121 (RSV) Phase 1/1b interim, top-line data in 2Q 2022

•	IND submission for IVX-A12 (RSV+hMPV) and initiation of a Phase 1 trial for IVX-A12 in 2H 2022

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Subject to positive data from the IVX-411 (COVID-19) Phase 1/2 trial, initiation of an additional Phase 2 trial for IVX-411, co-administered with a licensed influenza vaccine, in previously vaccinated SARS-CoV-2 subjects, in 2H 2022

Preliminary Cash Position

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Icosavax has an unaudited preliminary cash position, including restricted cash, of $281 million as of December 31, 2021. The company currently expects its cash balance to be sufficient to fund operations through at least 2024.

About Icosavax

Icosavax is a biopharmaceutical company leveraging its innovative VLP platform technology to develop vaccines against infectious diseases, with an initial focus on life-threatening respiratory diseases and a vision for combination and pan-respiratory vaccines. Icosavax’s VLP platform technology is designed to enable multivalent, particle-based display of complex viral antigens, which it believes will induce broad, robust, and durable protection against the specific viruses targeted. Icosavax’s pipeline includes vaccine candidates targeting respiratory syncytial virus (RSV), human metapneumovirus (hMPV) and severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2), and an emerging program in influenza. Icosavax was formed in 2017 to advance the breakthrough VLP technology from the Institute for Protein Design at the University of Washington with the goal to discover, develop, and commercialize vaccines against infectious diseases. Icosavax is located in Seattle.

Forward Looking Statements

Statements contained in this press release regarding matters that are not historical facts are forward-looking statements. The forward-looking statements are based on the company’s current beliefs and expectations and include, but are not limited to: the company’s goal to progress its preclinical and clinical programs including an influenza candidate for use as part of a pan respiratory vaccine, the timing of company milestone achievement, the company’s cash balance and the potential of the company’s VLP technology. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in the company’s business, including, without limitation: the early stage of the company’s development efforts; the company’s novel and unproven technology and the uncertainties associated with the development of an influenza candidate for use as part of a pan respiratory vaccine; potential delays in the commencement, enrollment, and completion of clinical trials and preclinical studies; the company’s dependence on third parties in connection with manufacturing, research, and preclinical and clinical testing; unexpected adverse side effects or inadequate efficacy of the company’s product candidates that may limit their development, regulatory approval, and/or commercialization; results from preclinical studies or early clinical trials not necessarily being predictive of future results; competing approaches limiting the commercial value of the company’s vaccine candidates; regulatory developments in the United States and other countries; the company’s ability to obtain and maintain intellectual property protection for its product candidates and maintain its rights under intellectual property licenses; the company’s ability to fund its operating plans with its current cash, cash equivalents, and investments; the company’s ability to maintain undisrupted business operations during the COVID-19 pandemic, including with respect to clinical trials, manufacturing, and supply chain; and other risks described in the company’s prior filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in the company’s quarterly report on Form 10-Q for the quarter ended September 30, 2021 and any subsequent filings with the SEC. In addition, the company’s preliminary cash balance reported in this press release reflects only information available to the company at this time, has not been reviewed or audited by the company’s independent registered public accounting firm and may differ from the final audited cash balance. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Media Contact:

Jessica Yingling, Ph.D.

Little Dog Communications Inc.

jessica@litldog.com

+1.858.344.8091

Investor Contact:

Laurence Watts

Gilmartin Group, LLC

laurence@gilmartinir.com

+1.619.916.7620